UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Soliciting Material under § 240.14a-12

ATRICURE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On April 3, 2024, AtriCure, Inc. (“AtriCure” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its upcoming Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Monday, May 13, 2024 at 11:00 a.m. Eastern time. On April 23, 2024, AtriCure issued the below letter to its stockholders.

THIS SUPPLEMENT, INCLUDING THE COPY OF THE LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

Dear Stockholders,

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all of the Company’s proxy proposals in the Proxy Statement. In particular, for the reasons set forth in the Proxy Statement and this letter, we are asking you to approve our Say-on-Pay Proposal by voting “For” Proposal No. 3. We also encourage you to read the section titled “Corporate Governance and Board Matters” beginning on page 10 and “Compensation Discussion and Analysis” beginning on page 33 of the Proxy Statement.

You may have seen that the proxy advisory firm Glass Lewis (“GL”) is recommending that stockholders vote “Against” our Say-on-Pay Proposal. We are supplementing the Proxy Statement to provide additional information and clarification relative to the concerns raised by GL. We would also direct you to Institutional Shareholder Services’ (“ISS”) support of the Company’s Say-on-Pay Proposal and their recommendation to vote “For” the proposal. ISS concluded that “support for this proposal is warranted as pay and performance are reasonably aligned and no significant concerns were identified at this time.”

Say-on-Pay Proposal

Our compensation philosophy is rooted in a pay for performance approach while also considering internal equity and fairness. This approach is designed to strongly link executive officer compensation to our performance. Executive incentive compensation is tied to measurable results intended to create long-term value for our stockholders. Our executive compensation program is designed to promote the following objectives:

•	To align the interests of our executives with those of our stockholders who intend to stay invested over a multi-year period;
•	To attract, motivate and retain talented executives; and
•	To compensate executives based upon the value of their individual and collective contributions to achieving corporate goals and objectives.

To achieve these goals, the Compensation Committee of our Board (the “Compensation Committee”), in consultation with its independent compensation consultant, carefully designed our executive compensation program to provide base salaries that promote responsibility, individual performance, internal fairness and external competitiveness, as well as a program that features both annual incentive awards that are payable upon achievement of annual financial and management objectives, and long-term equity incentives that are intended to align and strengthen the mutuality of interest among management, employees and our stockholders.

The Compensation Committee believes our executive compensation program is well suited for AtriCure at this point in our growth and life-cycle. We believe that GL’s standardized voting policies and “say-on-pay” analyses assess our program through the lens of a much more mature company than we currently are and on the basis of peer companies that do not truly reflect AtriCure’s market peers. Therefore, we believe that GL’s “Against” recommendation on Proposal No. 3 is unwarranted.

Why You Should Vote to Approve Our Say-on-Pay Proposal

Proxy firms such as GL base their recommendation on what they perceive is a disconnect between pay and performance. We believe this analysis is flawed and that the compensation received by our CEO and other named executive officers in respect to 2023 is aligned with our performance.

Furthermore, the peer group constructed by GL to compare to our reported pay and performance does not align with the peer group our Compensation Committee selected as appropriate for informing our executive compensation programs. As further described in our Proxy Statement on page 37, the Compensation Committee, with the assistance of our independent compensation consultant, conducted a review of our peer group based on industry, revenue, business life cycle and other pertinent criteria to verify current peers and identify new peers. The Compensation Committee believes that our peer group represents companies in our broad labor market for talent, while maintaining comparability with sufficient group size to avoid distortions from a single company and ensuring sufficient and credible data.

To assist you in evaluating our Say-on-Pay Proposal, we would like to provide you with the following additional information and context regarding certain aspects of our executive compensation program:

•A Significant Portion of Executive Pay is Not Guaranteed. Consistent with the belief of the Compensation Committee that a significant percentage of our executive officers’ total compensation package should be “at risk” in the form of performance-based compensation, in 2023 approximately 91% of the Company’s CEO total compensation is variable or “at risk” while approximately 83% of the other named executive officers’ total compensation is variable or “at risk”.

•Our Compensation Program Uses Multiple Performance Metrics. In order to align pay with performance, our executive compensation program uses multiple performance metrics for annual incentive awards, which mitigates the risk of undue influence of a single metric annual incentive award.

•The Compensation Committee Sets Challenging Target Objectives. The Compensation Committee used revenue growth and gross margin to measure financial performance because it believed these metrics were highly linked to creating both short and long-term value to stockholders. The Compensation Committee also used functional objectives, or “pillar objectives”, related to innovation, clinical science, education, and people, because it believes these objectives are directly linked to creating long-term value for stockholders.

•The Company Maintains Double-Trigger Change in Control Agreements. The Compensation Committee considered feedback from proxy advisory firms, including GL, and stockholders from prior year say-on-pay proposals and the negativity on the Company’s change in control agreements. In order to align executive pay with stockholders’ feedback, the Company now maintains change in control agreements with certain of its named executive officers that require termination during a change in control period for severance payments to occur.

•Worldwide Revenue Growth is an Important Metric for our Investors. The Compensation Committee recognizes that both the annual incentive plan and the long-term performance share awards utilize the Company’s worldwide revenue growth metric. The Company and Compensation Committee believe that at this time it is appropriate for the Company to utilize worldwide revenue growth as a performance metric for both the annual incentive plan and the long-term performance share awards because of the importance of this metric to the Company’s investors. The Company believes that many of its current and prospective investors view worldwide revenue growth as the single most important performance metric of the Company.

The Company also regularly engages with investors regarding the performance metrics that are most important. Based on this engagement, beginning in 2021 the long-term performance share awards also utilize relative total shareholder return (TSR) as a market metric. Payout of shares under the TSR component of long-term performance share awards is capped at target if Atricure’s TSR is negative.

•2023 Performance Highlights. During fiscal year 2023, we achieved several notable milestones and accomplishments which included the following:

○

In fiscal 2023, the Company realized significant revenue growth and continued to advance strategic initiatives of product innovation, clinical science and expanding physician awareness and adoption through superior training and education.

○

In fiscal 2023, we celebrated several patient treatment milestones, including more than one million patients treated with AtriCure products to date and more than half a million AtriClip devices sold life-to-date.

○

Revenue for 2023 was $399.2 million, an increase of 20.8% compared to 2022 revenue. Key drivers of our 2023 revenue growth include products cleared or approved within the last several years and previously included as “pillar goals” in our annual incentive plan, such as our ENCOMPASS® clamp, EPi-Sense System in Hybrid AF™ Therapy procedures, cryoSPHERE® probe and AtriClip Flex V® device.

○	Gross margin for 2023 increased approximately 80 basis points to 75.2%, reflecting strong revenue growth and favorable production efficiencies.
○	Our 2023 net loss improved by $16.0 million year over year to $30.4 million, reflecting significant operating leverage while also expanding investments in research and development initiatives.

For the foregoing reasons and the reasons set forth in our Proxy Statement, we urge you to approve our Say-on-Pay Proposal by voting “For” Proposal No. 3.

We appreciate your time and consideration on this matter and ask for your support of the Board’s recommendation. Our Proxy Statement and this supplemental proxy material is available at ir.atricure.com.

Sincerely,

/s/ Angela L. Wirick

Angela L. Wirick

Chief Financial Officer

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VOTING MATTERS; REVOCABILITY OF PROXIES

Except as described in this supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares of AtriCure common stock. There are no changes to the proxy card or voting instruction form previously mailed to stockholders.

If you have already voted by Internet, telephone or by mail, then you do not need to take any action unless you wish to change your vote. If you have not yet voted, please do so as soon as possible. If you have already voted and wish to change your vote based on any of the information contained in this supplement or otherwise, you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. Important information regarding how to vote your shares of AtriCure common stock and how to revoke a proxy already given is available in the Proxy Statement under the captions “Questions and Answers” and “Questions and Answers—What if I want to revoke and change my vote?”. Votes already cast will remain valid and will be voted at the Annual Meeting unless changed or revoked.

As a stockholder, your vote is very important and the AtriCure Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting and regardless of the number of shares of AtriCure common stock that you own.